Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER

17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 240.24b-2.

[*****] INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

EXECUTION COPY

U.S. AMENDMENT AGREEMENT

This U.S. AMENDMENT AGREEMENT (together with all Exhibits referenced herein and attached hereto, this “Amendment”) effective as of April 1, 2010 is entered into between Warner Chilcott Company, LLC, a limited liability company organized and existing under the laws of Puerto Rico with a place of business at Union Street, Road 195 Km 1.1, Fajardo, PR 00738 (“WC”), and Sanofi-Aventis U.S. LLC, a corporation organized under the laws of the State of Delaware with a place of business at 300 Somerset Corporate Blvd., Bridgewater, New Jersey 08807 (“S-A”) (WC and S-A are individually referred to herein as a “Party” and collectively as the “Parties”).

W I T N E S S E T H :

WHEREAS, WC (as assignee of The Procter & Gamble Company and Procter & Gamble Pharmaceuticals, Inc.) and S-A (as successor-in-interest to Aventis Pharmaceuticals Inc.) are parties to an Amended and Restated Collaboration Agreement, dated as of October 8, 2004 (as amended, the “Collaboration Agreement”); and

WHEREAS, WC and S-A desire to amend the Collaboration Agreement to restructure the commercialization efforts for the Product in the USA.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties hereby agree to amend the terms and conditions of the Collaboration Agreement as follows:

1. Definitions. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Collaboration Agreement.

(a) For purposes of this Amendment, “Local R&D Efforts” shall mean all R&D Efforts undertaken in the WC Exclusive Territory from and after the U.S. Restructuring Effective Date other than any R&D Efforts mutually agreed by the Parties pursuant to Section III(G) of the Collaboration Agreement.

(b) For the sake of clarification and for purposes of this Amendment, the Parties acknowledge and agree that to the extent applicable, (A) all references to “P&G” in the Collaboration Agreement shall be deemed to include WC, and (B) all references to “API” in the Collaboration Agreement shall be deemed to include S-A.

2. U.S. Restructuring. Notwithstanding anything in the Collaboration Agreement to the contrary, the Parties agree that their respective rights and obligations with respect to the Product (and, to the extent applicable, Product Improvements and OTC Products) in the USA shall be revised as set forth in this Amendment. For purposes of this Amendment, and consistent with the Collaboration Agreement, the Parties acknowledge and agree that any reference to the “USA” in this Amendment shall be deemed to include the Commonwealth of Puerto Rico.

(a) Establishment of WC Exclusive Territory. Effective on April 1, 2010 (the “U.S. Restructuring Effective Date”), a new area consisting of the USA and referred to as the “WC Exclusive Territory” shall be established within the Territory, and the USA shall cease to be considered part of the “Co-Promotion Territory”.

(b) Management Structure. From and after the U.S. Restructuring Effective Date:

(i) subject to the terms and conditions of this Amendment, including Sections 2(b)(ii), 2(b)(iii), 2(d) and 12 hereof, WC, either directly and/or through one or with one or more of its Affiliates, shall have the sole right (x) to market, promote, detail, distribute, and sell the Product within the WC Exclusive Territory and (y) to make all decisions with respect thereto consistent with its obligations under the Collaboration Agreement, as amended hereby, and the terms of this Amendment, and such decisions (including all plans relating to the foregoing) need not be submitted to, nor approved by, nor require any prior consultation with, S-A or any committee, task force or similar body established under the Collaboration Agreement. Accordingly, subject to the terms and conditions of this Amendment, and without limiting the foregoing:

(A) all Promotion Efforts, Marketing Efforts and Local R&D Efforts, if any, to be undertaken in the WC Exclusive Territory shall be determined in the sole and absolute discretion, and shall be the sole and exclusive responsibility, of WC;

(B) there shall be no restrictions on WC’s ability to engage Contract Representatives to perform Detailing Efforts in the WC Exclusive Territory; and

(C) WC shall not be obligated to perform a specified level of Promotion Efforts, Marketing Efforts or Local R&D Efforts in the WC Exclusive Territory (and, accordingly, no penalty payment shall be applicable to Detailing Efforts in the WC Exclusive Territory);

(ii) WC and each of its applicable Affiliates shall use commercially reasonable efforts to register, market, promote, detail, distribute, and sell the Product in the WC Exclusive Territory in a manner consistent with good business practice and comparable with efforts customarily used in the pharmaceutical industry by pharmaceutical companies relating to products in a similar stage of development and approval and with equivalent economic value, and considering the relevant regulatory, legal, business, scientific, commercial and other facts and circumstances; and

(iii) notwithstanding anything in this Amendment to the contrary, WC covenants to S-A that during the Term:

(A) neither it nor any of its Affiliates shall take any action, nor fail to take any action, with the specific intent of reducing the amount of Net Outside Sales in the WC Exclusive Territory in any Contract Year below the “Lower Threshold” listed in the table in Section 3(b) of this Amendment for such Contract Year;

(B) neither it nor any of its Affiliates shall take any action, nor fail to take any action, that would reasonably be expected to reduce the amount of Net Outside Sales in the WC Exclusive Territory in any Contract Year below the “Lower Threshold” listed in the table in Section 3(b) of this Amendment for such Contract Year; and

(C) the recognition by WC and its Affiliates of revenues and deductions for purposes of calculating Net Outside Sales shall be consistent with United States generally accepted accounting principles and financial accounting and reporting standards applicable to WC and its Affiliates, consistently applied across WC and its Affiliates and in accordance with past practice; provided that nothing in this clause (C) shall limit or otherwise prevent WC or any of its Affiliates from making any change in its methods of accounting to the extent (1) required by United States generally accepted accounting principles or such other financial accounting and reporting standards, (2) required by law or regulation or (3) such change would not reasonably be expected to reduce the amount of Net Outside Sales in the WC Exclusive Territory in any Contract Year below the “Lower Threshold” listed in the table in Section 3(b) of this Amendment for such Contract Year.

(c) First Quarter 2010. WC hereby represents and warrants that WC and its Affiliates have booked sales of, and shipped, the Product in the USA during the quarterly period commencing on January 1, 2010 in the ordinary course of business consistent with (i) the past practices of WC and its Affiliates and (ii) United States generally accepted accounting principles and financial accounting and reporting standards applicable to WC and its Affiliates, consistently applied across WC and its Affiliates.

(d) Reports and Forecasts. WC shall, from and after the U.S. Restructuring Effective Date, provide S-A with the following information:

(i) no more than ninety (90) and no less than sixty (60) days prior to the beginning of each Contract Year, an initial forecast (the “Initial Forecast”) of anticipated Net Outside Sales of the Product (or any OTC Product, if applicable) in the WC Exclusive Territory for each Quarter of such Contract Year using such methodology as WC uses in the forecasting of such Net Outside Sales for its own internal purposes; provided that for purposes of Contract Year 2010, WC shall provide the Initial Forecast for each Quarter remaining in Contract Year 2010 on or prior to April 15, 2010;

(ii) within five (5) Business Days of each of April 15 (other than Contract Year 2010), July 15 and October 15 of each Contract Year, an update (each, an “Updated Forecast”) of the most recently delivered Initial Forecast or Updated Forecast, as the case may be, setting forth the anticipated Net Outside Sales of the Product (or any OTC Product, if applicable) in the WC Exclusive Territory for each Quarter (or portion thereof) remaining in such Contract Year using such methodology as WC uses in the forecasting of such Net Outside Sales for its own internal purposes;

(iii) within ten (10) Business Days after each month end, a report setting forth the actual Net Outside Sales of the Product (or any OTC Product, if applicable) in the WC Exclusive Territory for such month, together with the calculation thereof, including the amount of all discounts, returns, deductions and other adjustments having the effect of reducing Outside Sales of the Product (or any OTC Product, if applicable) in the WC Exclusive Territory for such month as contemplated by Schedule I-C of the Collaboration Agreement and Section 3(e) of this Amendment; and

(iv) within thirty (30) days after each Quarter end, a report in the form set forth in Exhibit B attached hereto, setting forth the actual Net Outside Sales of the Product (or any OTC Product, if applicable) in the WC Exclusive Territory for such Quarter, together with the calculation thereof, including the amount of all discounts, returns, deductions and other adjustments having the effect of reducing Outside Sales of the Product (or any OTC Product, if applicable) in the WC Exclusive Territory for such Quarter as contemplated by Schedule I-C of the Collaboration Agreement and Section 3(e) of this Amendment, which items shall, for purposes of this Amendment, be the only items having the effect of reducing Outside Sales of the Product (or any OTC Product, if applicable) in the WC Exclusive Territory for such Quarter.

(e) Recording of Sales.

(i) WC and/or one or more of its Affiliates shall solicit and accept orders for, and ship and invoice sales of, the Product from and to non-Affiliate third parties in the WC Exclusive Territory at prices to be established solely by WC and/or one or more of its Affiliates.

(ii) For purposes of clarification, from and after the U.S. Restructuring Effective Date, if the Product is sold or otherwise transferred as part of a package with other products, the Net Outside Sales for such Product shall be the Net Outside Sales applicable to such Product as if sold separately, less the pro-rata amount of any discount associated with the package. The operation of the calculations in this Section 2(e)(ii) is demonstrated by the examples set forth in Schedule IV(E)(2) of the Collaboration Agreement.

(f) Expenses. From and after the U.S. Restructuring Effective Date:

(i) WC and/or one or more of its Affiliates shall bear all costs and expenses undertaken by WC and/or any of its Affiliates related to Promotion Efforts, Marketing Efforts and Local R&D Efforts within the WC Exclusive Territory undertaken from and after the U.S. Restructuring Effective Date; and

(ii) notwithstanding anything in the Collaboration Agreement to the contrary (including Section XII(F)(8) of the Collaboration Agreement), WC shall be responsible fully for all royalty payments required by the License Agreement among WC (as assignee of The Procter & Gamble Company and its affiliates), Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd in respect of any sales of the Product in the WC Exclusive Territory made from and after the U.S. Restructuring Effective Date.

(g) Third-Party Rights.

(i) Notwithstanding anything in the Collaboration Agreement to the contrary, from and after the U.S. Restructuring Effective Date, WC may grant one or more non-Affiliate third parties (each, a “Third-Party Licensee”) the right to market, promote, detail, distribute and/or sell the Product in the WC Exclusive Territory; provided that S-A’s prior written consent (not to be unreasonably withheld, conditioned or delayed) shall be required prior to WC granting any Third-Party Licensee the right to distribute and/or sell the Product in the WC Exclusive Territory for its own account. Each such Third-Party Licensee shall be bound by the terms and conditions of this Amendment (including Sections 2(b)(ii) and 2(b)(iii) hereof) in the same manner and to the same extent as though such Third-Party Licensee were WC; provided that WC shall be responsible for any breach by any Third-Party Licensee of any obligations imposed on WC hereunder.

(ii) From and after the U.S. Restructuring Effective Date, subject to the immediately succeeding sentence, the sales of Product by any Third-Party Licensee in the WC Exclusive Territory shall be included in the calculation of Net Outside Sales of the Product in the WC Exclusive Territory for the applicable period. When the Third-Party Licensee resells a Product in the WC

Exclusive Territory purchased from WC or any of WC’s Affiliates, (A) the sale of such Product by WC or any of WC’s Affiliates to the Third-Party Licensee shall be included in the calculation of Net Outside Sales for the applicable period in which such sale is made and (B) the corresponding resale of such Product by the Third-Party Licensee, reduced by the amount previously included in the calculation of Net Outside Sales with respect to the sale of such Product to the Third-Party Licensee pursuant to clause (A), shall be included in the calculation of Net Outside Sales for the applicable period in which such resale is made.

(iii) WC shall have the right to disclose from and after the U.S. Restructuring Effective Date and during the Term Confidential Information to any Third-Party Licensee (or potential Third-Party Licensee) that WC reasonably believes is necessary in order for such Third-Party Licensee to market, promote, detail, distribute or sell the Product in the WC Exclusive Territory from and after the U.S. Restructuring Effective Date and during the Term; provided, however, WC shall not disclose any Confidential Information of S-A or any of its Affiliates, relating to S-A or any of its Affiliates, or disclosed to WC or any of its Affiliates by S-A or any of its Affiliates, in each case without the prior written consent of S-A; provided, further, that (A) WC shall ensure that any such Third-Party Licensee is bound by obligations of confidentiality substantially similar to, and no less protective than, those imposed on WC pursuant to the Collaboration Agreement and (B) WC shall be responsible for any breach by such Third-Party Licensee of the confidentiality obligations imposed on WC pursuant to the Collaboration Agreement or on the Third-Party Licensee pursuant to this Section 2(g)(iii).

(h) Health Registrations. From and after the U.S. Restructuring Effective Date:

(i) WC and/or one or more of its Affiliates shall continue to hold and shall use commercially reasonable efforts to maintain in good order all Health Registrations related to the Product in the WC Exclusive Territory; and

(ii) WC and/or one or more of its Affiliates shall be solely and fully responsible for all costs and expenses of maintaining Health Registrations with respect to the Product in the WC Exclusive Territory, including all administrative costs and expenses and all country specific registration fees (including user fees); provided that all such costs and expenses in the USA relating to the time period prior to the U.S. Restructuring Effective Date shall be allocated among the Parties in accordance with the Collaboration Agreement (without giving effect to this Amendment).

(i) Product Recalls.

(i) From and after the U.S. Restructuring Effective Date, WC and/or one or more of its Affiliates shall have the sole discretion within the WC Exclusive Territory to determine whether and upon what terms and conditions the Product shall be recalled or otherwise withdrawn from sale to non-Affiliate third parties (for purposes of this Section 2(i), a “WC Recall”). Prior to the making of any WC Recall decision, however, WC shall provide notice to S-A’s Alliance General Manager in accordance with Section XXV(M) of the Collaboration Agreement and shall use reasonable efforts to consult with S-A. WC and/or one or more of its Affiliates shall assume sole responsibility for all discussions with regulatory officials within the WC Exclusive Territory regarding all aspects of the WC Recall decision and the execution thereof.

(ii) From and after the U.S. Restructuring Effective Date, WC and/or one or more of its Affiliates shall bear all costs and expenses of any WC Recall to the extent relating to Products shipped to a non-Affiliate third party for sale on or after the U.S. Restructuring Effective Date in the WC Exclusive Territory; provided that the costs and expenses of any Recall to the extent relating to any Product shipped to a non-Affiliate third party for sale prior to the U.S. Restructuring Effective Date in the USA shall continue to be shared ***** in accordance with the Collaboration Agreement (without giving effect to this Amendment); provided, further, that S-A shall bear any reasonable and customary costs and expenses for the WC Recall to the extent such WC Recall is due to the gross negligence or intentional misconduct of S-A. Determination of such gross negligence or intentional misconduct shall be made by arbitration pursuant to Section XVI(B)(1) of the Collaboration Agreement. For the avoidance of doubt, where Product is shipped to a non-Affiliate third party for sale, but title to such Product does not pass concurrent therewith (such as in a consignment sale), such shipment shall not constitute “shipment to a non-Affiliate third party for sale” for purposes of this Section 2(i)(ii) unless and until such Product is actually sold to a non-Affiliate third party.

(iii) Each Party agrees to, and shall cause its Affiliates to, coordinate in good faith with the other Party and its Affiliates in connection with any WC Recall or any other Recall if requested by the other Party in order to comply with applicable law in any country.

(iv) For the sake of clarification, each Party, on behalf of itself and its Affiliates, acknowledges and agrees that:

(A) the phrase “any Product Liability Action arising from Active Ingredient” as used in the second (2nd) paragraph of Article 13 of the Tablet Supply Agreement, effective as of June 18, 2008 (the “Tablet Supply Agreement”), by and between Sanofi Winthrop Industrie (“SWI”) and Procter & Gamble Pharmaceuticals, Inc. or Procter & Gamble Pharmaceuticals SARL, shall be construed to mean “any Product Liability Action to the extent arising from Active Ingredient (including Product Liability Actions arising from the composition of the Active Ingredient or failure to warn)”;

(B) the phrase “any Product Liability Action arising from Risedronate Tablets” as used in the third (3rd) paragraph of Article 13 of the Tablet Supply Agreement shall be construed to mean “any Product Liability Action to the extent arising from Risedronate Tablets Manufactured by SWI (including Product Liability Actions arising from defects in such Risedronate Tablets), but excluding in any event any actions to the extent arising from Active Ingredient”;

(C) for purposes of the Collaboration Agreement (as amended by this Amendment), the last paragraph of Article 13 of the Tablet Supply Agreement shall be construed with respect to the WC Exclusive Territory to include the words “, except as set forth in this Article 13,” before the word “shall” in such paragraph; and

(D) subject to clarifications set forth in this clause (iv), the provisions of this Section 2(i) and Article 5 hereof shall not in any way affect or limit either Party’s, or any of their Affiliates’, obligations under the Tablet Supply Agreement (including Article 13 thereof).

(j) Trademarks. In the WC Exclusive Territory, the Product shall be sold under a trademark selected and owned by WC or any of its Affiliates. WC and/or one or more of its Affiliates shall be responsible fully for applying for, maintaining, enforcing and defending all trademarks owned by WC or any of its Affiliates related to the Product in the WC Exclusive Territory. From and after the U.S. Restructuring Effective Date, WC and/or one or more of its Affiliates shall be fully responsible for all Trademark Expenses in the WC Exclusive Territory; provided that, for the sake of clarification, all Trademark Expenses in the USA incurred prior to the U.S. Restructuring Effective Date shall be allocated among the Parties in accordance with Section IV(I) of the Collaboration Agreement (without giving effect to this Amendment).

(k) Applicability of First Quarter 2010 Obligations. The Parties acknowledge and agree that notwithstanding anything in Article IV of the Collaboration Agreement to the contrary, the following shall apply with respect to the USA within the Co-Promotion Territory for the period commencing on January 1, 2010 and through March 31, 2010 (the “First Quarter 2010”):

(i) Promotion and Marketing Efforts. Neither Party shall have any liability to the other for failing to perform any Detailing Efforts, Non-Detailing Promotion Efforts or Marketing Efforts within the USA during the First Quarter 2010. Without limiting the preceding sentence, the provisions of Section IV(B)(8) of the Collaboration Agreement (“Under Performance of Detailing Efforts”) shall be inapplicable to the USA for the semi-annual period commencing on January 1, 2010 and ending on June 30, 2010.

(ii) Purchase and Sale of Detailing Efforts, Non-Detailing Promotion Efforts and Marketing Efforts. The Parties agree that for purposes of Article IV of the Collaboration Agreement, all Detailing Efforts, Non-Detailing Promotion

Efforts and Marketing Efforts performed by S-A or any S-A Affiliate in the USA during the First Quarter 2010 that are required to be purchased by WC or any WC Affiliate shall be reported, and all costs and expenses incurred in connection therewith shall be invoiced and paid, at the times contemplated with respect to all other countries in the Co-Promotion Territory.

3. Economic Terms; Global Reimbursement Payment; Prepayments.

(a) Global Reimbursement Payment Formula. Notwithstanding anything in the Collaboration Agreement to the contrary, the Parties agree that the global reimbursement payment formula set forth in Schedule II(B) of the Collaboration Agreement shall be amended, effective on the U.S. Restructuring Effective Date, to (i) add a new variable, referred to as “WCET”, to signify the economic arrangements between the Parties with respect to the WC Exclusive Territory and (ii) remove the ***** variable, as follows:

*****

(b) “WCET” Variable Calculation. For purposes of Schedule II(B) of the Collaboration Agreement, for each Quarter commencing on or after the U.S. Restructuring Effective Date, the “WCET” variable shall be equal to:

(i) the product of (A) ***** times (B) the lesser of (1) the total Net Outside Sales of the Product in the WC Exclusive Territory for such Quarter and all prior Quarters (if any) occurring in the same Contract Year as such Quarter and (2) the amount set forth opposite the heading “Lower Threshold” in the table below for the applicable Contract Year in which such Quarter occurs; plus

(ii) the product of (A) ***** times (B) the greater of (1) zero and (2) an amount equal to (x) the total Net Outside Sales of the Product in the WC Exclusive Territory for such Quarter and all prior Quarters (if any) occurring in the same Contract Year as such Quarter minus (y) the amount set forth opposite the heading “Higher Threshold” in the table below for the applicable Contract Year in which such Quarter occurs; minus

(iii) any amounts previously paid in accordance with clauses (i) and (ii) above for all prior Quarters (if any) occurring in the same Contract Year as such Quarter.

	Contract Year
	2010[1]	2011	2012	2013	2014
Lower Threshold ($MM)	*****	*****	*****	*****	*****
Upper Threshold ($MM)	*****	*****	*****	*****	*****

[1] From the U.S. Restructuring Effective Date to December 31, 2010.

Examples of the calculation of the WCET variable described in this Section 3(b) for Contract Years 2010 and 2011 are attached as Exhibit A to this Amendment. If the Parties agree to amend, alter, or otherwise modify the payment allocations pursuant to the Collaboration Agreement, the Parties agree that such amendment, alternation or modification shall include as a component the continued payment of the amount represented by the WCET variable through the end of the Term.

(c) Prepayments.

(i) WC or one of its Affiliates shall, (i) no later than the end of each of April, May, June, July, August and September of Contract Year 2010 and (ii) no later than the end of each of January, February, March, April, May and June of Contract Years 2011 through 2014, pay S-A an amount equal to (A) the amount set forth opposite the heading “Lower Threshold” in the table in Section 3(b) above for the applicable Contract Year in which such month occurs multiplied by (B) ***** and then divided by (C) ***** (each such payment, a “Monthly Global Reimbursement Prepayment”).

(ii) Notwithstanding anything in the Collaboration Agreement to the contrary:

(A) for (x) the Quarter ending June 30, 2010 and (y) the first Quarter of each of Contract Year 2011 through 2014 (each such Quarter, a “First Payment Quarter”), the Parties shall calculate the global reimbursement payment for such First Payment Quarter in accordance with Section II(B) of the Collaboration Agreement (after giving effect to Sections 3(a) and (b) of this Amendment), but no payment of the global reimbursement payment for such First Payment Quarter shall be made within sixty (60) days of the end of such First Payment Quarter pursuant to Section II(B) of the Collaboration Agreement;

(B) for (x) the Quarter ending September 30, 2010 and (y) the second Quarter of each of Contract Year 2011 through 2014 (each such Quarter, a “Second Payment Quarter”), the global reimbursement payment for such Second Payment Quarter shall be equal to (1) the global reimbursement payment for such Second Payment Quarter calculated in accordance with Section II(B) of the Collaboration Agreement (after giving effect to Sections 3(a) and (b) of this Amendment, but without giving effect to this Section 3(c)) plus (2) the global reimbursement payment calculated, but not paid, pursuant to clause (A) above for the First Payment Quarter occurring in the same Contract Year as such Second Payment Quarter minus (3) (but only to the extent that the sum of clause (1) and clause (2) is positive) the aggregate amount of the Monthly Global Reimbursement Prepayments paid by WC and its Affiliates in such Contract Year pursuant to Section 3(c)(i) of this Amendment (or such portion thereof that reduces that sum of clause (1) and clause (2) to zero). Any portion of the aggregate amount of the Monthly Global Reimbursement Prepayments paid by WC and its Affiliates in such Contract Year pursuant to Section 3(c)(i) of this Amendment that is not applied pursuant to clause (3) (such amount, the

“Excess Prepayment Amount”) shall be applied to offset the global reimbursement payments for subsequent Quarters occurring in such Contract Year and/or paid by S-A pursuant to clause (C) below; and

(C) for each remaining Quarter in Contract Years 2010 through 2014, the global reimbursement payment for such Quarter shall, if a positive number, be reduced on a dollar-for-dollar basis up to, but not below, zero by the amount, if any, of the Excess Prepayment Amount for such Contact Year not previously applied to reduce the global reimbursement payment for any prior Quarter in such Contract Year; provided that if after calculating the global reimbursement payment for the last Quarter in Contract Years 2010 through 2014 pursuant to this clause (C), the Excess Prepayment Amount for such Contact Year has not been applied in full to reduce the global reimbursement payments for such Contract Year, S-A shall pay the balance thereof to WC (or one or more of WC’s Affiliates designated by WC) at the same time the global reimbursement payment for such Quarter is required to be paid pursuant to Section II(B) of the Collaboration Agreement.

(iii) The Parties shall as soon as reasonably practicable after the date of this Amendment cooperate in good faith to agree in writing to examples illustrating the application of the Monthly Global Reimbursement Prepayments for Contract Year 2011, which, following such agreement, shall be appended as Exhibit C to this Amendment.

(d) Contract Year 2010. The Parties agree that for purposes of calculating the “WCET” variable for Contract Year 2010 in accordance with clause (b) above, Contract Year 2010 shall be deemed to commence on the U.S. Restructuring Effective Date and, accordingly, any Net Outside Sales in the USA occurring between January 1, 2010 through March 31, 2010 shall be excluded from the calculations pursuant to clause (b) above and shall instead be taken into consideration in the calculation of the ***** variable for such period in accordance with the Collaboration Agreement (without giving effect to this Amendment).

(e) Discounts, Returns, Deductions and Other Adjustments. For purposes of calculating Net Outside Sales for any period in the WC Exclusive Territory, all discounts, returns, deductions and other adjustments to Outside Sales contemplated by Schedule I-C of the Collaboration Agreement shall offset Outside Sales in accordance with United States generally accepted accounting principles, consistently applied.

(f) Certain Understandings. For purposes of calculating the global reimbursement payment pursuant to Schedule II(B) of the Collaboration Agreement, and notwithstanding anything in Schedule II(B) of the Collaboration Agreement to the contrary:

(i) from and after the U.S. Restructuring Effective Date, all Net Outside Sales, costs and associated expenses with respect to the WC Exclusive Territory shall be excluded from the calculation of the ***** variable of the global reimbursement payment formula; and

(ii) from and after the U.S. Restructuring Effective Date, the ***** variable shall no longer be applicable and shall not be calculated pursuant to, or be included in, the global reimbursement payment.

(iii) from and after the U.S. Restructuring Effective Date, any sales by WC or any of its Affiliates or Third Party Licensees of any Competing Product(s) (as defined below) in the WC Exclusive Territory shall be included in Outside Sales of the Product for purposes of calculating the WCET variable described in Section 3(b) of this Amendment; provided that such sales shall not be included in the calculation described in Section 3(b)(ii) of this Amendment. For purposes of this clause (iii), “Competing Product(s)” means any product(s) owned or licensed by WC or any of its Affiliates for the following indications: (A) any indication of Risedronate that was approved by the USFDA prior to the US Restructuring Effective Date, (B) any indication for the treatment of osteoporosis, Paget’s disease or osteogenesis imperfecta and/or (C) any Product Improvement.

4. Intellectual Property Rights and Enforcement.

(a) Enforcement of Patents.

(i) Notwithstanding anything in Sections XII(F)(2) through (7) of the Collaboration Agreement to the contrary, from and after the U.S. Restructuring Effective Date, WC and/or one or more of its Affiliates shall have the sole and exclusive right to respond to, defend and prosecute any actions or proceedings of the type set forth in Section XII(F)(1) of the Collaboration Agreement brought with respect to the P&G Patent set forth on Exhibit D.1 in connection with the filing of an Abbreviated New Drug Application and to the extent relating to the WC Exclusive Territory (including, (x) the right to sue for past damages and (y) in the case of Section XII(F)(1)(b) of the Collaboration Agreement, the right to control and appoint lead counsel for the defense of any such action or proceeding) (collectively, “WCET ANDA Actions”), at WC’s or such Affiliate’s sole cost and expense.

(ii) For the avoidance of doubt, from and after the U.S. Restructuring Effective Date, and except as set forth in Section 4(a)(i) of this Amendment with respect the WCET ANDA Actions, Sections XII(F)(2) through (7) of the Collaboration Agreement shall govern any actions or proceedings of the type set forth in Section XII(F)(1) of the Collaboration Agreement with respect to the API Patent set forth on Exhibit D.2 and the P&G Patents to the extent relating to the WC Exclusive Territory (including, (A) the right to sue for past damages and (B) in the case of Section XII(F)(1)(b) of the Collaboration Agreement, the right to control and appoint lead counsel for the defense of any such action or proceeding) (collectively “Other Patent Actions”, and, together with WCET ANDA Actions, collectively “Patent Actions”). The Parties acknowledge and agree that Section XII(F)(5) of the Collaboration Agreement shall be inapplicable within the WC Exclusive Territory with respect to any API Patents not set forth on Exhibit D.2.

(iii) With respect to any Other Patent Action of the type set forth in Section XII(F)(1)(b) of the Collaboration Agreement, notwithstanding anything in this Amendment or the Collaboration Agreement to the contrary, the Parties acknowledge and agree that if either Party (and/or its Affiliate) shall be individually named as a defendant in such action, then such Party shall give prompt written notice to the other Party of such action. WC shall assume the defense of each such Other Patent Action of the type set forth in Section XII(F)(1)(b), and shall have the sole and exclusive right to control and appoint counsel for such action. The Parties further acknowledge and agree that the provisions described in the second, third and fourth sentences of Section XII(F)(2) of the Collaboration Agreement and the provisions of Sections XII(F)(6) and XII(F)(7) of the Collaboration Agreement shall apply to each Other Patent Action of the type set forth in Section XII(F)(1)(b).

(iv) For the avoidance of doubt, should the Party (and/or its Affiliate) controlling any Patent Action under this Section 4 or Section XII(F) of the Collaboration Agreement receive any payment or other consideration from a third party in such Patent Action involving the grant, abandonment, agreed invalidity of or relinquishment of patent rights covering the Product in the WC Exclusive Territory, it shall first recoup its reasonable out-of-pocket expenses associated with the matter and shall thereafter share such payment equally with the non-controlling Party.

(b) Enforcement of Trademarks. Notwithstanding anything in Section XII(G) of the Collaboration Agreement to the contrary, from and after the U.S. Restructuring Effective Date:

(i) notwithstanding Section XII(G)(2) of the Collaboration Agreement, S-A shall have no right to either (A) request that WC or any of its Affiliates take action to terminate any infringement by a third party of a trademark owned by WC or any of its Affiliates under which a Product is sold in the WC Exclusive Territory (a ”WCET Infringement”) or (B) institute any action in the WC Exclusive Territory to terminate such WCET Infringement if WC or any of its Affiliates fails to do so; accordingly, for the sake of clarification, from and after the U.S. Restructuring Effective Date, S-A shall have no obligations (if any) with respect to any WCET Infringement pursuant to the Collaboration Agreement (including Section XII(G) of the Collaboration Agreement);

(ii) notwithstanding Section XII(G)(3) of the Collaboration Agreement, WC and/or one or more of its Affiliates shall be entitled to and responsible for all costs or damages obtained or awarded to WC and/or one or more of its Affiliates in connection with any action instituted pursuant to under Section XII(G)(1) of the Collaboration Agreement with respect to the WC Exclusive Territory; and

(iii) WC and/or one or more of its Affiliates shall have the right to consent to the entry of any judgment in connection with any WCET Infringement in the WC Exclusive Territory and settle any such WCET Infringement in its sole and absolute discretion.

For the sake of clarification, the Parties acknowledge and agree that this Section 4(b) does not, and shall not be construed to, grant to WC any rights to enforce or take any action with respect to any trademarks owned by S-A or any of its Affiliates, including the S-A Names and Trademarks, and that all such rights are expressly reserved to S-A

(c) Maintenance. Notwithstanding anything in Section XII(E) of the Collaboration Agreement to the contrary, from and after the U.S. Restructuring Effective Date, (i) WC and/or one or more of its Affiliates shall be responsible for paying, and shall pay, all fees and expenses and take all other actions necessary to maintain the P&G Patents and trademarks owned by WC or any of its Affiliates under which a Product is sold in the WC Exclusive Territory for the full term thereof under the Collaboration Agreement; and (ii) S-A and/or one or more of its Affiliates shall be responsible for paying, and shall pay, all fees and expenses and take all other actions necessary to maintain the API Patents in the WC Exclusive Territory for the full term thereof under the Collaboration Agreement. The Parties acknowledge and agree that this provision shall not apply to the “Warner Chilcott” name and trademark and any name or trademark derived from, confusingly similar to or including any of the foregoing (collectively, “WC Corporate Marks”).

(d) Certain Understandings. Each of the Parties agrees that, notwithstanding the foregoing provisions of this Article 4, the provisions of the Collaboration Agreement (without giving effect to this Amendment) shall continue to apply in accordance with their terms to (i) any action or proceeding of the type set forth in Section XII(F)(1) of the Collaboration Agreement relating to the USA that was commenced prior to the U.S. Restructuring Effective Date, (ii) any Infringement in the USA of trademarks under which a Product is sold for which notice thereof was provided by one Party to the other in accordance with Section XII(G)(1) of the Collaboration Agreement prior to the U.S. Restructuring Effective Date, and (iii) the allocation of the fees and expenses of maintaining the P&G Patents and API Patents in the USA that were incurred prior to U.S. Restructuring Effective Date.

(e) Ownership. With respect to the P&G Patents and the trademarks under which the Product is sold, in each case, owned by WC and its Affiliates, WC represents and warrants to S-A that as between WC and its Affiliates WC owns all right, title and interest in, to and under such P&G Patents and trademarks. WC and/or its Affiliates shall not sell, assign, or otherwise transfer (except for pledges, grants of security interests or the like securing indebtedness of WC and/or any of its Affiliates) any of the trademarks owned by WC or any of its Affiliates related to the Product (other than any WC Corporate Marks) and/or any of the P&G Patents during the Term to a third party without the prior written consent of S-A (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the preceding sentence shall not in any way affect or limit WC’s rights under Section XVII(J) of the Collaboration Agreement (“Change in Control Put/Call Rights”) or Section 2(g) of this Amendment.

5. Product Liability.

(a) Indemnity.

(i) Subject to Section 13 of the Tablet Supply Agreement as modified by Sections 2(i)(iv) and Section 5(a)(ii) of this Amendment, and notwithstanding anything in Section XV(A)(1) of the Collaboration Agreement to the contrary, WC shall bear full responsibility for, and shall defend, indemnify and hold S-A and its Affiliates and their respective directors, officers and employees harmless from and against, all Losses (including, reasonable fees and expenses of attorneys) arising out of or related to any third-party Product Liability Action brought on or after the U.S. Restructuring Effective Date within the WC Exclusive Territory against either Party or any of its Affiliates (such Losses, “U.S. Post Restructuring Product Liability Losses”). Notwithstanding anything in Section XV(B) of the Collaboration Agreement (“Procedures for Indemnification”) to the contrary, WC, as the “Indemnitor” in any Assertion for which indemnity may be sought pursuant to Section 5(a)(i) of this Amendment, shall be entitled to assume the defense of any such Assertion and appoint counsel for the defense of any such Assertion.

(ii) Notwithstanding Section 5(a)(i) of this Amendment, S-A shall bear full responsibility for, and shall defend, indemnify and hold harmless WC and its Affiliates and their respective directors, officers and employees from, any U.S. Post Restructuring Product Liability Losses to the extent caused by the gross negligence or intentional misconduct of S-A or any of its Affiliates or any of their respective directors, officers or employees. The determination of gross negligence or intentional misconduct shall be determined by a court of competent jurisdiction adjudicating such matter in a final and non-appealable decision or in a binding settlement between the Parties.

(b) Insurance. WC shall cause S-A to be named as an additional insured under the existing product liability insurance policy(ies) of WC and its Affiliates as promptly as reasonably practicable after the date hereof, and shall thereafter use its commercially reasonable efforts to ensure that S-A remains an additional insured under such policy(ies) for the remainder of the Term; provided that WC shall not be required to pay any increased premiums or incur or pay any costs in connection with the foregoing (other than reasonable and customary fees and expenses).

6. S-A Names and Trademarks.

(a) Certain Definitions. For the purposes of this Amendment:

(i) “Packaging Materials” collectively means and includes any prescription information (including labeling, bottle inserts, indications and safety instructions), packaging (including the box and bottle, as applicable) and similar materials relating to the packaging of the Product, in each case that have been previously approved by S-A pursuant to the Collaboration Agreement prior to the U.S. Restructuring Effective Date.

(ii) “Promotional Materials” collectively means and includes any materials other than Products or Packing Materials, including any sales, promotional and marketing materials, Product literature, signage, stationary, training materials and similar materials relating to the marketing and promotion of the Product, in each case that have been previously approved by S-A pursuant to the Collaboration Agreement prior to the U.S. Restructuring Effective Date.

(iii) “S-A Names and Trademarks” means the names and trademarks “sanofi-aventis” or “sanofi” (in any style or design), and any name or mark derived from, confusingly similar to or including any of the foregoing.

(b) Transitional Trademark License. S-A hereby grants WC and its Affiliates a limited, non-assignable, non-transferable, transitional license, with no right to sublicense, solely to continue to use the S-A Names and Trademarks in connection with Products, Packaging Materials and Marketing Materials in the WC Exclusive Territory in accordance with, and for the applicable time periods set forth in, this Section 6. In no event shall WC or any of its Affiliates use any S-A Names and Trademarks after the U.S. Restructuring Effective Date in any form, in any manner and/or for any purpose different from WC’s use of such S-A Names and Trademarks in the USA pursuant to the Collaboration Agreement during the ***** period preceding the U.S. Restructuring Effective Date. WC, on behalf of itself and its Affiliates, admits the validity, and S-A’s ownership, of all right, title and interest in and to the S-A Names and Trademarks and agrees that any and all goodwill, rights or interests that might be acquired by the use of the S-A Names and Trademarks by WC or its Affiliates shall inure to the sole benefit of S-A. WC, on behalf of itself and its Affiliates, admits and agrees that WC and its Affiliates have been extended only a mere permissive right to use the S-A Names and Trademarks as provided in this Section 6 which is not coupled with any ownership interest.

(c) Alliance for Better Bone Health. As provided in this Section 6, WC and its Affiliates shall discontinue use of the trade name “Alliance for Better Bone Health” (the “Specified Trade Name”) within the same time periods as set forth in this Section 6 with respect to the discontinuation of their use of the S-A Names and Trademarks.

(d) Electronic Communications. As soon as practicable following the U.S. Restructuring Effective Date, and in any event within ***** after the U.S. Restructuring Effective Date, WC shall, and shall cause its Affiliates to, remove all S-A Names and Trademarks and the Specified Trade Name from any internet or other electronic communications of WC and/or any of its Affiliates to the extent relating to, or describing, activities in the WC Exclusive Territory, including use in any applicable internet domain names.

(e) Packaging Materials and Sale of Products.

(i) Packaging Materials. As soon as practicable following the U.S. Restructuring Effective Date, and in any event within ***** after the U.S. Restructuring Effective Date, WC shall, and shall cause its Affiliates to, cease (A) manufacturing and producing any Packaging Materials or other components of finished packaged Product bearing any of the S-A Names and Trademarks and/or the Specified Trade Name for use in the WC Exclusive Territory, and (B) using Packaging Materials held in inventory bearing any of the S-A Names and Trademarks and/or the Specified Trade Name to package manufactured Products for use in the WC Exclusive Territory; provided that, in the event that WC or any of its Affiliates may be faced with a Packaging Materials shortfall (i.e., where there may be more Product ready for packaging than Packaging Materials available that do not bear the S-A Names and Trademarks and/or the Specified Trade Name) following such ***** period and such shortfall may result in delayed shipping of Product, then the Parties shall discuss in good faith an extension of the right to use Packaging Materials held in inventory bearing any of the S-A Names and Trademarks and/or Specified Trade Name to package manufactured Products for use in the WC Exclusive Territory beyond such ***** period in order to avoid and/or mitigate any such delay. Notwithstanding the foregoing, for the purposes of clarification, Packaging Materials or other components of finished packaged Product bearing any of the S-A Names and Trademarks and/or the Specified Trade Name manufactured or produced after the U.S. Restructuring Effective Date for use in the WC Exclusive Territory may only be manufactured and produced in the ordinary course of business and in such volumes as are consistent with WC’s past practices.

(ii) Sale of Products. Notwithstanding anything herein to the contrary, within ***** after the U.S. Restructuring Effective Date, WC shall, and cause its Affiliates to, cease selling Products with Packaging Materials bearing any of the S-A Names and Trademarks and/or the Specified Trade Name in the WC Exclusive Territory.

(f) Promotional Materials.

(i) As soon as practicable following the U.S. Restructuring Effective Date, and in any event within ***** after the U.S. Restructuring Effective Date, WC shall, and shall cause its Affiliates to, cease manufacturing or producing any Promotional Materials bearing any of the S-A Names and Trademarks and/or the Specified Trade Name for use in the WC Exclusive Territory.

(ii) As soon as practicable following the U.S. Restructuring Effective Date, and in any event within ***** after the U.S. Restructuring Effective Date, WC shall, and shall cause its Affiliates to, cease using all Promotional Materials bearing any of the S-A Names and Trademarks and/or the Specified Trade Name in the WC Exclusive Territory.

(g) Quality Control.

(i) S-A shall have the right to exercise reasonable quality control over the use of the S-A Names and Trademarks by WC and its Affiliates pursuant to this Section 6, for the purpose of protecting and maintaining the goodwill associated with the S-A Names and Trademarks and the reputation of S-A and its Affiliates.

(ii) The Parties acknowledge and agree that all Products, Packaging Materials and Promotional Materials bearing the S-A Names and Trademarks shall (A) be of at least the same high standards of quality, appearance and other standards that are observed immediately prior to the U.S. Restructuring Effective Date by WC, S-A and their Affiliates with respect to such Products, Packaging Materials and Promotional Materials, and (B) comply in all material respects with all applicable laws and industry standards, specifications, protocols and quality control standards.

(h) Termination of Transitional Trademark License.

(i) Except as otherwise expressly provided in this Section 6, from and after the U.S. Restructuring Effective Date, WC and each of its Affiliates shall stop using the S-A Names and Trademarks and the Specified Trade Name in the WC Exclusive Territory (except for such uses as are otherwise permitted under applicable law or under a separate agreement between the Parties).

(ii) Upon expiration of the transitional trademark license granted pursuant to this Section 6, (i) all rights and licenses granted to WC and its Affiliates pursuant this Section 6 shall cease, (ii) WC and each of its Affiliates shall destroy any and all Packaging Materials (including Packaging Materials that are components of finished Product) and Promotional Materials bearing any of the S-A Names and Trademarks and/or the Specified Trade Name, in each case under their possession, custody or control in the WC Exclusive Territory in whatever format, and (iii) upon the request of S-A, WC shall certify such destruction to S-A.

(iii) Notwithstanding anything in this Amendment to the contrary, S-A and its Affiliates acknowledge and agree that if WC and/or any of its Affiliates publishes, disseminates or otherwise uses any of the S-A Names and Trademarks and/or the Specified Trade Name by means of the internet (or similar or successor technology) pursuant to the terms and conditions of any separate agreement (including any Collaboration Agreement Document) between the Parties otherwise permitting use of such names and/or trademarks outside of the WC Exclusive Territory, such conduct may have the effect of causing such names and/or trademarks to be published inside the WC Exclusive Territory. In such cases only, and subject to such use not being targeted specifically at Persons located inside the WC Exclusive Territory, S-A and its Affiliates hereby waive their right to make any claim against WC and/or any of its Affiliates in respect of a breach of this Section 6 based upon such use.

7. Transfer of S-A Employees. As set forth below in this Section 7, S-A shall cooperate with WC and/or one or more of its Affiliates with respect to the hiring of certain sales representatives and/or district sales managers who are currently employed by S-A or one or more of its Affiliates and who currently are, or were within the ***** preceding the date hereof, involved in the marketing, promotion and/or sale of the Product within the USA.

(a) Information. Set forth in Exhibit F hereto is a list of current S-A sales representatives and district sales managers available to WC (collectively, the “S-A Sales Employees”), including *****.

(b) Communication Strategy. S-A shall (i) as promptly as reasonably practicable following *****, notify each S-A Sales Employee that he or she has been identified as a potential candidate for the WC sales force and (ii) promptly (and no less frequently than daily) report to WC which S-A Sales Employees have received such notification since the last report to WC. With respect to each S-A Sales Employee, upon the earlier of (x) the time that S-A has notified WC that such S-A Sales Employee has received the notification described in the preceding sentence, and (y) 11:59 p.m. (EDT) on *****, WC shall as promptly as reasonably practicable thereafter deliver to such S-A Sales Employee the employee communication in substantially the form approved by both Parties prior to the date hereof. Until the expiration of the Transition Period (as defined below) and except as provided above, written communications applicable to the S-A Sales Employees collectively shall be approved in advance by both Parties. Without limiting the foregoing, as part of the communications strategy, S-A shall inform all S-A Sales Employees that *****. Until the expiration of the Transition Period, S-A and each of its Affiliates shall not, and shall take all reasonable measures to ensure that their respective employees and agents of S-A shall not, *****.

(c) Process.

(i) During the ***** period commencing on the date hereof (the “Transition Period”), S-A will provide reasonable assistance to WC and its Affiliates to communicate with and schedule interviews for any S-A Sales Employee for potential employment with WC and/or any of its Affiliates, including granting WC reasonable access to S-A facilities, if necessary, to conduct employment interviews. WC shall be responsible for all travel expenses related to employee interviews to the extent such expenses are paid directly by WC. WC shall reimburse S-A for expenses incurred in connection with any S-A Sales Employee’s attendance of such interviews (A) if WC has elected not to directly pay such travel expenses and (B) to the extent reimbursement for such travel expenses is consistent with S-A’s policies currently in effect for S-A Sales Employees with respect to travel and other business expenses (subject to WC’s requirements with respect to reporting and documentation of such expenses).

(ii) Prior to the end of the Transition Period, WC and/or one or more of its Affiliates may make offers of employment to any S-A Sales Employees selected by WC and/or one or more of its Affiliates. Each S-A Sales Employee receiving such an offer will be required to accept or decline such offer no later than ***** after such offer is extended or on such other date as may be specified by WC or such Affiliate (each S-A Sales Employee who receives an offer during the Transition Period and subsequently commences employment with WC, a “Transferring Employee”) and WC shall notify S-A of the projected employment commencement date for each Transferring Employee. For the avoidance of doubt, all S-A Sales Employees must accept or decline any offer from WC before the end of the Transition Period and only those S-A Sales Employees that accept such offer during such period shall be included as a “Transferring Employee” for purposes of the calculation in Section 7(d)(i).

(iii) WC will promptly notify S-A after WC has determined that a S-A Sales Employee will not become an employee of WC or any of its Affiliates for any reason, including as a result of not being interviewed, not receiving an offer of employment or declining an offer of employment (each notice, a “Selection Notice”). S-A shall continue the employment of each S-A Sales Employee on the same terms and conditions as in effect as of the date hereof until the earlier of (A) the date that a S-A Sales Employee commences employment with WC or any of its Affiliates, (B) S-A’s receipt of a Selection Notice in respect of such S-A Sales Employee, (C) the date on which there are ***** or more Transferring Employees, or (D) the last day of the Transition Period, unless such S-A Sales Employee’s employment terminates due to death, disability, voluntary resignation or termination for cause, in each case prior to such date. S-A shall not (A) be obligated hereunder to continue the employment of any S-A Sales Employee beyond the date set forth in the previous sentence or (B) *****.

(iv) To the extent that WC offers employment to any S-A Sales Employee during the period commencing ***** and ending ***** and such S-A Sales Employee accepts employment with WC on or prior to *****, WC shall provide notice of such employment to S-A within ten (10) Business Days following such acceptance.

(d) Employment-Related Payments.

(i) No more than ***** days after the U.S. Restructuring Effective Date, WC and/or one or more of its Affiliates shall pay to S-A an amount equal to the product (which if negative shall be deemed to be zero) of (A) ***** and (B) a number equal to the Employee Gap. For purposes hereof, the “Employee Gap” equals the difference between (x) ***** minus (y) the sum of the number of Transferring Employees plus the number of S-A Sales Employees who continue employment with S-A or any of its Affiliates following the Transition Period or are offered employment or rehired by S-A or any of its Affiliates prior to the payment date set forth in the first sentence of this Section 7(d)(i).

(ii) WC and/or one or more of its Affiliates shall pay to S-A ***** for each S-A Sales Employee for the period (the “Reimbursable Period”) from the U.S. Restructuring Effective Date to the earlier of (A) the date on which there are ***** or more Transferring Employees and (B) the last day of the Transition Period; provided, however, that in the event that any S-A Sales Employee’s employment with S-A and its Affiliates terminates prior to the end of the Reimbursable Period (for any reason), the amount payable under this Section 7(d)(ii) shall be reduced by an amount equal to ***** multiplied by the number of days prior to the end of the Reimbursable Period when each such S-A Sales Employee’s employment with S-A and its Affiliates terminates (a per capita, per day reduction in the reimbursement amount). Following the end of the Reimbursable Period, S-A shall provide to WC all information reasonably necessary for WC to compute the reimbursement amount under this Section 7(d)(ii) and, upon receipt of all necessary information, WC and/or one or more of its Affiliates shall promptly pay to S-A the reimbursement amount due under this Section 7(d)(ii).

(e) Indemnification.

(i) Subject to the provisions of this Section 7(e), WC shall assume liability for, indemnify and hold S-A harmless from and against any civil or criminal recoveries, settlement payments or penalties paid by S-A and/or its Affiliates, and any reasonable attorney’s fees incurred by S-A and/or its Affiliates, as a result of any Covered Claims. For these purposes, the term “Covered Claims” means (i) claims or charges made against S-A and/or its Affiliates relating to conduct of WC and/or its Affiliates in effectuating the processes described in this Section 7, (including the selection by WC and/or its Affiliates of the S-A Sales Employees to whom WC and/or its Affiliates make invitations to interview and offers of employment and the hiring of the same) and (ii) claims or charges made against S-A and/or its Affiliates as a result of the termination of the employment of S-A Sales Employees other than the Transferring Employees (the “Non-Transferring S-A Sales Employees”) by S-A and/or its Affiliates during the period from the date hereof through the date ***** after the date hereof; provided that, in selecting the Non-Transferring S-A Sales Employees whose employment will be terminated during this period and managing the process of terminating, retaining and redeploying Non-Transferring S-A Sales Employees, S-A and its Affiliates have not engaged in practices that are discriminatory or have an adverse effect on any protected class when compared to the entire group of S-A Sales Employees. If S-A and/or any of its Affiliates becomes aware of any potentially Covered Claim, S-A shall promptly give notice to WC and WC and/or one or more of its Affiliates shall have the right to participate in all matters relating to the management and response of any such potential or actual Covered Claim and shall have the right to approve all significant expenditures relating to the management and response to such potential or actual Covered Claim, including selection of counsel and any settlement offers. This indemnity shall survive the termination of the Collaboration Agreement.

(ii) Subject to this Section 7(e), for the avoidance of doubt, nothing contained herein is intended to transfer any employment-related liabilities with respect to any S-A Sales Employee arising as a consequence of the employment or termination of employment of any S-A Sales Employee by S-A.

(f) Prior Service Credit. WC and/or its Affiliates shall treat, and cause the applicable benefit plans to treat, the service of the Transferring Employees with S-A attributable to any period before commencement of employment with WC and/or its Affiliates as service rendered to WC and/or its Affiliates for purposes of eligibility to participate, vesting and for other appropriate benefits (excluding *****), including applicability of any minimum waiting periods, under applicable benefit plans.

8. Transition Assistance.

(a) S-A agrees that it shall use commercially reasonable efforts to cooperate with WC from and after the U.S. Restructuring Effective Date to provide WC with, or assist WC in the procurement of, the following information:

(i) a reasonably detailed description of (A) all activities planned or committed from S-A’s and its Affiliates’ respective local opportunity funds in the WC Exclusive Territory with respect to the Product, including speaker meetings, lunch and learns, grand rounds, symposia (including regional symposia and satellite symposia) and any regional initiatives, (B) all contracts and agreements and contact points relating to S-A’s and its Affiliates’ respective professional digital initiatives in the WC Exclusive Territory with respect to the Product (including Medscape and Epocrates), and (C) all contracts and agreements between Corbett Accel Healthcare Group or any of its Affiliates and S-A or any of its Affiliates relating to the WC Exclusive Territory with respect to the Product; and

(ii)(A) a reasonably detailed description of all grants relating to the Product in the WC Exclusive Territory committed for studies that have commenced and are in process as of the date of this Amendment, including details of any study grant requests received in the twelve (12) months preceding the date of this Amendment and that are subject to review, (B) copies of any manuscripts and abstracts led by medical employees or representatives of S-A or any of its Affiliates relating to the Product for forthcoming publications, posters and oral submissions and (C) a description of any ongoing activities or commitments with patient or physician associations in the WC Exclusive Territory led by medical employees or representatives of S-A or any of its Affiliates relating to the Product.

To the knowledge of S-A (without an opportunity to make appropriate inquiries to the S-A Sales Employees), programs meeting the criteria set forth in Section 8(a) of this Amendment for the month of April, May and June 2010 are described in Exhibit E.1 hereto. S-A shall use commercially reasonable efforts to provide WC with the information required by Section 8(a) of this Amendment as soon as reasonably practicable, with priority given to those programs taking place earlier than later and with the intent of providing WC with at least two weeks’ notice of any such programs wherever possible.

(b) WC or one or more of its Affiliates shall reimburse (to the extent not previously reimbursed) S-A for all reasonable out-of-pocket costs and expenses incurred by S-A or any of its Affiliates (whether incurred prior to or after the U.S. Restructuring Effective Date) with respect to any activities, grants, or other commitments initiated or planned by S-A or any of its Affiliates that are scheduled to occur following the U.S. Restructuring Effective Date within the WC Exclusive Territory; provided that neither WC or any of its Affiliates shall be under any obligation to reimburse S-A or any of its Affiliates for the amount of any costs and expenses relating to any such activity, grant, or other commitment that would, when aggregated with all other costs and expenses previously reimbursed for activities falling within the same category as such activity on Exhibit E.2 to this Amendment, exceed the aggregate amount set forth opposite such category of activity on Exhibit E.2 to this Amendment. The Parties acknowledge and agree that for any activities, grants or other commitments that are not included on Exhibit E.2 (including activities, grants or other commitments that are not the subject of binding commitments), S-A shall have the right to terminate any such activities, grants or other commitments; provided that (A) S-A shall use commercially reasonable efforts to provide in writing as much notice as reasonably practicable to WC prior to any such termination and (B) WC shall not have provided notice to S-A that WC shall bear all costs and expenses relating to such activity, grant or commitment prior to its termination. With respect to the costs and expenses required to be reimbursed in accordance with the first sentence of this Section 8(b) that are payable by S-A or any of its Affiliates after the U.S. Restructuring Effective Date, to the extent reasonably feasible (based on S-A’s existing policies, practices, and systems), S-A shall not, and S-A shall cause its Affiliates not to, pay directly such costs and expenses and to instead promptly forward, or cause to be forwarded, any invoices received by S-A or any of its Affiliates in respect of such costs and expenses to WC for payment by WC or any of its Affiliates. S-A hereby represents and warrants to WC that neither S-A nor any of its Affiliates has rescheduled any activity initially scheduled to occur prior to the U.S. Restructuring Effective Date to occur after the U.S. Restructuring Effective Date with the specific intent of avoiding being responsible, in whole or in part, for the costs and expenses associated with such activity as a result of the transactions contemplated by this Amendment.

(c) From and after the U.S. Restructuring Effective Date, to the extent either WC or S-A identifies additional materials or information reasonably related to Sections 8(a)(i) and 8(a)(ii) above that have not been previously provided prior to the applicable time period specified in Section 8(a) of this Amendment and that WC reasonably requests, S-A will use commercially reasonable efforts to provide promptly such information to WC. The Parties further agree that from and after the U.S. Restructuring Effective Date, to the extent either WC or S-A identifies any other materials or information not contemplated by the preceding sentence reasonably related to the performance of a Party’s obligations under this Amendment that have not been previously provided, the Parties will promptly discuss whether, and to what extent, such information shall be disclosed by the Party with such materials or information.

(d) The Parties will reasonably cooperate to arrange the return and/or destruction (at WC’s direction) of samples of the Product and, if determined necessary by WC, promotional materials held by S-A or any of its Affiliates for use in or related to the WC Exclusive Territory; provided that WC or one or more of its Affiliates shall reimburse S-A for the reasonable and customary expenses incurred by S-A and its Affiliates in connection with any such return and/or destruction.

9. Commercialization of Secondary Products. Notwithstanding anything in Article XXII of the Collaboration Agreement to the contrary, each Party shall have the right in the WC Exclusive Territory from and after the U.S. Restructuring Effective Date to commercialize Secondary Products for any indication other than (x) any indication of Risedronate that was approved by the USFDA prior to the US Restructuring Effective Date and (y) any indication for the treatment of osteoporosis, Paget’s disease or osteogenesis imperfecta (collectively, “Competitive Indications”) but in any event only with dosage levels that would not reasonably be susceptible to off-label use for any Competitive Indication. Notwithstanding the foregoing, if S-A or any of its Affiliates acquires a patent or files a patent application on and after the U.S. Restructuring Effective Date which is an API Patent by virtue of its claiming a class of compounds (or methods of making or using thereof) that includes Risedronate (or methods of making or using Risedronate) but which patent is associated with a Secondary Product then marketed or under development for indications other than Competitive Indications, then the parties acknowledge and agree that the license grant in Section XII(C) of the Collaboration Agreement shall not extend to use of Risedronate and products containing Risedronate for such indications other than Competitive Indications.

10. Additional Agreements and Understandings.

(a) Guarantees. Notwithstanding any other provision of this Amendment to the contrary, as a condition precedent to the effectiveness of this Amendment, no later than the U.S. Restructuring Effective Date, WC shall deliver to S-A, at WC’s sole cost and expense, an executed guarantee executed by each of Warner Chilcott plc and Warner Chilcott Pharmaceuticals Inc. in the form attached as Exhibit G hereto.

(b) Setoff Rights. In addition to the provisions of Section XXV(B) of the Collaboration Agreement, each Party and its Affiliates shall have the right, to the maximum extent permitted by applicable law, to setoff any amounts owed by such Party or any of its

Affiliates to the other Party or any of its Affiliates under any Collaboration Agreement Document (including this Amendment) against amounts due to such Party or any of its Affiliates by such other Party or any of its Affiliates under any Collaboration Agreement Document (including this Amendment), and vice versa.

(c) S-A License Grant.

(i) For the avoidance of doubt, WC and its Affiliates acknowledge and agree that (A) the rights granted to S-A in the first sentence of each of Sections IV(A)(1), IVa(A)(1), V(A)(1) and VI(A)(1) of the Collaboration Agreement include a license (which may be sublicensed to Affiliates of S-A) of such applicable rights under the P&G Patents and P&G Know How, and (B) S-A is (x) the sole licensee of such rights in the Secondary Co-Promotion Territory and the Co-Marketing Territory, (y) the exclusive licensee of such rights (even as to WC and its Affiliates) in the Potential Co-Promotion Territory and (z) as a non-exclusive licensee in Spain.

(ii) Subject to Section 10(c)(iv) of this Amendment, WC and its Affiliates hereby grant to S-A a non-exclusive, non-assignable, non-transferable license, with no right to sublicense (except to S-A’s Affiliates or to the extent necessary to exercise the limited have made rights granted to S-A herein), under the P&G Patents and P&G Know How to make, have made and import Products solely for the limited purpose of selling such Products in the Secondary Co-Promotion Territory, Co-Marketing Territory, Potential Co-Promotion Territory and/or Spain (in each case as applicable); provided that the foregoing license shall only be effective to the extent that, and for so long as, S-A and its Affiliates have the right to sell such Products in such territories, as applicable.

(iii) WC and its Affiliates hereby grant to S-A a non-exclusive, non-assignable, non-transferable license, with no right to sublicense (except to S-A’s Affiliates), to use the “Actonel” trademark during the Term in connection with the exercise of the rights granted to S-A under Sections IV(A)(1), IVa(A)(1) and VI(A)(1) of the Collaboration Agreement to market, promote, detail, distribute and sell Product, as applicable, in the Secondary Co-Promotion Territory, Potential Co-Promotion Territory and Spain, as applicable; provided, however, that in no event shall S-A or any of its Affiliates use the “Actonel” trademark after the U.S. Restructuring Effective Date in any form, in any manner and/or for any purpose different from S-A’s and its Affiliates’ use of the “Actonel” trademark pursuant to the Collaboration Agreement during the ninety (90) day period preceding the U.S. Restructuring Effective Date. S-A, on behalf of itself and its Affiliates, admits the validity, and WC’s ownership, of all right, title and interest in and to the “Actonel” trademark and agrees that any and all goodwill, rights or interests that might be acquired by the use of the “Actonel” trademark by S-A or any of its Affiliates shall inure to the sole benefit of WC. S-A, on behalf of itself and its Affiliates, admits and agrees that S-A and its Affiliates have been extended only a mere permissive right to use the “Actonel” trademark as provided in this Section 10(c)(iii) which is not coupled with any ownership interest. WC shall have the right to exercise reasonable quality control over the use of the “Actonel” trademark by S-A or any of its Affiliates pursuant to this Section 10(c)(iii), for the purpose of protecting and maintaining the goodwill associated with the “Actonel” trademark and the reputation of WC and its Affiliates. S-A, on behalf of itself and its Affiliates, acknowledges and agrees that all materials used or created by S-A or any of its Affiliates bearing the “Actonel” trademark (including those of the type or nature described in the definition of “Packaging Materials” and “Promotional Materials”) shall (A) be of at least the same high standards of quality, appearance and other standards that are observed immediately prior to the U.S. Restructuring Effective Date by WC, S-A and their Affiliates with respect to similar materials and (B) comply in all material respects with all applicable laws and industry standards, specifications, protocols and quality control standards. Upon expiration of the Term, the trademark license granted pursuant to this Section 10(c)(iii) shall terminate automatically and (i) all rights and licenses granted to S-A and its Affiliates pursuant this Section 10(c)(iii) shall cease, (ii) S-A and each of its Affiliates shall destroy any and all materials bearing the “Actonel” trademark, in each case under their possession, custody or control in whatever format, and (iii) upon the request of WC, S-A shall certify such destruction to WC.

(iv) Notwithstanding anything in this Amendment, the Collaboration Agreement or the Supply Agreement to the contrary:

(A) With respect to the exercise of S-A’s have made rights hereunder in connection with the manufacture of (x) the Active Ingredient (as defined in the Supply Agreement), S-A (including through any of its Affiliates) shall not exercise such have made rights through any third party Person other than (1) an Affiliate of S-A, (2) ***** or (3) another supplier approved in writing by WC in WC’s sole discretion, and (y) Risedronate Tablets (as defined in the Supply Agreement), S-A shall not exercise such have made rights through any third party Person other than (1) an Affiliate of S-A, (2) ***** or (3) another supplier approved in writing by WC in WC’s sole discretion. To the extent WC or any of its Affiliates shall have negotiated an exclusive arrangement with any permitted or approved source of supply relating to the Product or any applicable component thereof that would prohibit or materially impede S-A or any of its Affiliates from contracting with such permitted or approved source of supply for the manufacture of the Product or component thereof to the extent S-A exercises the have made rights granted under Section 10(c)(ii) of this Amendment, WC shall, and shall cause its Affiliates to, waive such exclusivity (provided that neither WC nor any of its Affiliates shall have any liability to S-A or any of its Affiliates should such source of supply refuse to enter into any supply arrangement with S-A or any of its Affiliates following the waiver of such exclusivity).

(B) S-A (including through any of its Affiliates) shall not exercise the rights granted to it under Section 10(c)(ii) of this Amendment at any time, except to the extent that S-A elects to do so by delivering written notice thereof to WC at any time in which a Supply Interruption Trigger shall have occurred and be continuing (it being understood that following such time that S-A elects to exercise such right, S-A shall continue to be free to exercise the rights granted to it under Section 10(c)(ii) of this Amendment regardless of whether such Supply Interruption Trigger is later remedied). For purposes of this Amendment, “Supply Interruption Trigger” means any time at which each of the following is satisfied:

(1) WC shall have failed to pay, or caused to be paid, all or any portion of the global reimbursement payment for any Quarter pursuant to Section II(B) of the Collaboration Agreement when due (other than any payment being disputed in good faith by WC or any of its Affiliates or setoff pursuant to Section 10(b) of this Amendment) and such failure is continuing for more than 30 days after written notice of such failure to pay;

(2) S-A is not then in breach of any obligation to make a payment of money when due under any Collaboration Agreement Document (other than any payment being disputed in good faith by S-A or any of its Affiliates or setoff pursuant to Section 10(b) of this Amendment); and

(3) WC or its applicable Affiliate shall have failed to fulfill a firm order for Product pursuant to the Supply Agreement by more than thirty (30) days after the required delivery date (other than under circumstances primarily caused by (a) any event of the type described in Section XXV(H) of the Collaboration Agreement (which shall include delays of third-party suppliers or contractors to furnish components, materials or supplies resulting from events beyond WC’s and its Affiliates’ control), (b) a failure of S-A or any of its Affiliates to comply with its obligations set forth in any Collaboration Agreement Document or (c) a failure of the Product to meet Specifications (as defined in the Supply Agreement), to the extent the Products failing to meet such Specifications are being replaced in accordance with the terms of the Supply Agreement or the failure to meet such Specifications is being disputed in good faith).

(v) Notwithstanding anything herein to the contrary, for purposes of this Section 10(c):

(A) S-A shall only be entitled to sublicense its rights in accordance with the terms and conditions of this Section 10(c) to an

Affiliate for so long as such entity remains an Affiliate of S-A (it being understood that all such sublicenses granted to any such Affiliate of S-A shall terminate automatically upon such Person ceasing to be an Affiliate of S-A);

(B) in no event shall any sublicense granted in accordance with the terms and conditions of this Section 10(c) be broader in scope than the rights granted to S-A pursuant to this Section 10(c) and/or include the right for the applicable sublicensee to grant further sublicenses; and

(C)(1) S-A shall cause each sublicensee to be bound by the terms and conditions of the Collaboration Agreement (as amended by this Amendment), (2) S-A shall be responsible for any breach of the Collaboration Agreement (as amended by this Amendment) by each such sublicensee and (3) any act or omission of a sublicensee that would be a breach of the Collaboration Agreement (as amended by this Amendment) if performed by S-A shall be deemed to be a breach by S-A of the Collaboration Agreement (as amended by this Amendment).

(d) Supply Agreement. The Supply Agreement, dated as of June 15, 1998 (the “Supply Agreement”), by and between Warner Chilcott Pharmaceuticals, Inc. (formerly known as Procter & Gamble Pharmaceuticals, Inc.) and Hoechst Marion Roussel Aktiengesellschaft (“Hoechst”), is hereby amended to provide that the Parties acknowledge and agree that the rejection of the Collaboration Agreement by any Party in any bankruptcy proceeding (including any proceeding described in Section XVII(C)(1) of the Collaboration Agreement) shall be deemed to constitute a breach of the Supply Agreement by such Party entitling the other Party to terminate the Supply Agreement in its entirety, and, in the case of S-A, regardless of whether S-A elects to retain its rights under the licenses granted under the Collaboration Agreement pursuant to Section 365(n) of the U.S. Bankruptcy Code.

(e) Exclusive Supply Provisions. If S-A elects to exercise its rights granted to it under Section 10(c)(ii) of this Amendment in connection with the occurrence of a Supply Interruption Trigger pursuant to Section 10(c)(iv)(B) of this Amendment, the Parties acknowledge and agree that S-A and its Affiliates, including Hoechst, shall be relieved of their exclusivity obligations set forth in Section 2.2(b) of the Supply Agreement and, from and after the date S-A makes such election pursuant to Section 10(c)(iv)(B) of this Amendment, such exclusivity obligations shall be of no further force and effect.

11. Local U.S. Marketing Services Agreement. Each of WC and S-A agrees to cause each of its Affiliates that is party to the Marketing Services Agreement currently in effect with respect to the USA to enter into an agreement terminating such Marketing Services Agreement as promptly as reasonably practicable after the U.S. Restructuring Effective Date.

12. Product Improvements.

(a) Notwithstanding anything in Sections III(D) and XVIII of the Collaboration Agreement to the contrary, from and after the U.S. Restructuring Effective Date, S-A shall have no right to participate in the development or commercialization of any potential Product Improvement to extent relating to the WC Exclusive Territory

(b) For the avoidance of doubt, the Parties agree that (i) ***** shall continue to be considered a Joint Product Improvement and (ii) the 150 mg Risedronate product referred to as “Libertas 150” (in the formulation previously presented to S-A) shall continue to be considered a P&G Product Improvement.

13. Public Announcements.

(a) External Communications. For purposes of clarification, Article XIII(E) of the Collaboration Agreement shall apply to this Amendment.

(b) Internal Communications. Each Party shall consult with one another in good faith with respect to any employee announcements, communications to employees and other similar internal communications with respect to the initial announcement of the transactions contemplated hereby. Any employee announcements, communications to employees and other similar internal communications with respect to the initial announcement of this Amendment or the transactions contemplated hereby shall be approved by both Parties in advance, provided that such approval shall not be unreasonably withheld, conditioned or delayed.

(c) Timing of Initial Announcement. In no event will either party make any press releases or similar publicity, employee announcements, communications to employees or other similar internal communications with respect to the transactions contemplated by this Amendment prior to April 5, 2010.

14. Miscellaneous.

(a) Good Faith and Fair Dealing. Notwithstanding any other provision of this Amendment to the contrary, (i) in carrying out the terms of this Amendment, each Party agrees to deal with the other Party in good faith and in a manner of fair dealing and (ii) each Party acknowledges and agrees that nothing in this Amendment, nor any exercise of its rights (whether or not discretionary) nor performance of its obligations hereunder, shall be deemed to constitute a waiver, or other derogation, of the implied covenant of good faith and fair dealing, which shall remain in full force and effect.

(b) Interpretative Provisions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any singular term in this Amendment shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Amendment, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(c) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

(d) Governing Law. The construction, validity and performance of this Amendment shall be governed in all respects by the laws of the State of Ohio without reference to the choice of law provisions thereof, whether common law or statutory. Any dispute arising under this Amendment shall be resolved in accordance with the terms set forth in Article XVI of the Collaboration Agreement.

(e) Effectiveness and Ratification. Except as specifically provided for in this Amendment, the terms of the Collaboration Agreement are hereby ratified and confirmed and remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

SANOFI-AVENTIS U.S. LLC

By:	/s/ Gregory Irace
	Name:	Gregory Irace
	Title:	President & CEO

WARNER CHILCOTT COMPANY, LLC

By:	/s/ Max A. Torres
	Name:	Max A. Torres
	Title:	VP and General Manager Business Operations

Exhibit A

*****

A-1

Exhibit B

Actonel Exhibit - GTN

	Actual				Forecast				Variance
	Current Month		YTD		Current Month		YTD		Current Month		YTD
	$	%	$	%	$	%	$	%	$	%	$	%

Outside Sales	—	100%		100%	—	100%		100%	—		—

Cash Discounts	—	0%		0%	—	0%		0%	—	0%	—	0%
Returns and Adjustments	—	0%		0%	—	0%		0%	—	0%	—	0%
Returns	—	0%		0%	—	0%		0%	—	0%	—	0%
Distribution Discounts	—	0%		0%	—	0%		0%	—	0%	—	0%
Other Adjustments	—	0%		0%	—	0%		0%	—	0%	—	0%
Decline in PRICE	—	0%		0%	—	0%		0%	—	0%	—	0%
Special Allowances	—	0%		0%	—	0%		0%	—	0%	—	0%
Rebates and Discounts	—	0%		0%	—	0%		0%	—	0%	—	0%
Commercial	—	0%		0%	—	0%		0%	—	0%	—	0%
Medicare/Medicaid	—	0%		0%	—	0%		0%	—	0%	—	0%
Government—VA/DOD	—	0%		0%	—	0%		0%	—	0%	—	0%
Other Rebates / Discounts	—	0%		0%	—	0%		0%	—	0%	—	0%
Temporary PRICE Reductions	—	0%		0%	—	0%		0%	—	0%	—	0%
Loyalty Cards	—	0%		0%	—	0%		0%	—	0%	—	0%
Other Temporary Price Reductions	—	0%		0%	—	0%		0%	—	0%	—	0%

Net Outside Sales	—	100%	—	100%	—	100%	—	100%	—	0%	—	0%

B-1

Exhibit C

*****

C-1

EXHIBIT D.1

Specified P&G Patents

*****

EXHIBIT D.2

API Patents

*****

D-1

EXHIBIT E.1

*****

E.1-1

EXHIBIT E.2

*****

E.2-1

EXHIBIT F

S-A Sales Employees

*****

F-1

EXHIBIT G

FORM OF GUARANTEE

GUARANTEE dated as of                  , 2010 by Warner Chilcott plc (“WC”), a public limited company incorporated under the laws of Ireland, and Warner Chilcott Pharmaceuticals Inc. (the “Subsidiary Guarantor”), an Ohio corporation (jointly and severally, the “Guarantors” and each, with its successors, a “Guarantor”) for the benefit of Sanofi-Aventis U.S. LLC (with its successors and assigns, the “Beneficiary”).

WHEREAS, WC is the parent company of Warner Chilcott Company, LLC, a limited liability company organized and existing under the laws of Puerto Rico (with its successors, the “Obligor”), and the Subsidiary Guarantor is an operating subsidiary of the Obligor; and

WHEREAS, the Obligor (as assignee of The Procter & Gamble Company and Procter & Gamble Pharmaceuticals, Inc.) is party to the Amended and Restated Collaboration Agreement dated as of October 8, 2004 with the Beneficiary (as successor in interest to Aventis Pharmaceuticals Inc.) (the “Collaboration Agreement”), as amended from time to time, and has entered into the U.S. Amendment Agreement dated as of                  , 2010 with the Beneficiary (the “Amendment” and the Collaboration Agreement, as previously amended and as amended by the Amendment, the “Amended Collaboration Agreement”), whereby pursuant to the Amendment, the Obligor and the Beneficiary have agreed, among other things, to restructure the commercialization efforts for the Product (as defined in the Amended Collaboration Agreement); and

WHEREAS, in consideration of the financial and other support that the Obligor has provided, and such financial and other support as the Obligor may in the future provide, to the Guarantors, the Guarantors are willing to enter into this Guarantee;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors agree as follows:

1. The Guarantees. Each Guarantor hereby, jointly and severally, unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all amounts payable by the Obligor from time to time pursuant to the Amended Collaboration Agreement (collectively, the “Guaranteed Obligations”). Upon failure by the Obligor to pay punctually any Guaranteed Obligation, the Guarantors shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Amended Collaboration Agreement.

2. Guarantees Unconditional. The obligations of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Obligor under the Amended Collaboration Agreement, by operation of law or otherwise;

(b) any modification or amendment of or supplement to the Amended Collaboration Agreement;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Obligor under the Amended Collaboration Agreement;

(d) any change in the corporate existence, structure or ownership of the Obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Obligor or its assets or any resulting release or discharge of any obligation of the Obligor contained in the Amended Collaboration Agreement;

(e) the existence of any claim, set-off or other rights which any Guarantor may have at any time against the Obligor, the Beneficiary or any other entity, whether in connection herewith or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against the Obligor for any reason of the Amended Collaboration Agreement or any provision of applicable law or regulation purporting to prohibit the payment by the Obligor of any amounts payable pursuant to the Amended Collaboration Agreement; or

(g) any other act or omission to act or delay of any kind by the Obligor, the Beneficiary or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantors’ obligations hereunder.

3. Limit of Liability. Any term or provision of this Agreement or the Amended Collaboration Agreement to the contrary notwithstanding, the maximum aggregate amount of the obligations for which the Subsidiary Guarantor shall be liable shall not exceed the maximum amount for which the Subsidiary Guarantor can be liable without rendering this Agreement or the Amended Collaboration Agreement, as it relates to the Subsidiary Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law) (collectively, “Fraudulent Transfer Laws”), in each case after giving effect (a) to all other liabilities of the Subsidiary Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of the Subsidiary Guarantor in respect of intercompany indebtedness to the Obligor to the extent that such indebtedness would be discharged in an amount equal to the amount paid by the Subsidiary Guarantor hereunder) and (b) to the value as assets of the Subsidiary Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by the Subsidiary Guarantor pursuant to (i) applicable requirements of law or (ii) any other contractual obligations providing for an equitable allocation among the Subsidiary Guarantor and the other Subsidiaries or Affiliates of the Obligor of obligations arising under this Agreement or other guaranties of the Guaranteed Obligations by such parties.

4. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The Guarantors’ obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full. If at any time any payment of any Guaranteed

Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

5. Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person or entity against any Guarantor, the Obligor or any other person or entity.

6. Subrogation. Upon making full payment with respect to any obligation of the Obligor hereunder, the Guarantors shall be subrogated to the rights of the payee against the Obligor with respect to such obligation; provided that the Guarantors shall not enforce any payment by way of subrogation so long as any Guaranteed Obligation remains unpaid.

7. Representations and Warranties. Each Guarantor represents and warrants to the Beneficiary that:

(a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) the execution, delivery and performance by it of this Guarantee are within its corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action;

(c) this Guarantee has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(d) the execution, delivery and performance by it of this Guarantee (i) do not require any consent or approval of, registration or filing with, or other action by, any governmental authority, except such as have been obtained and are in full force and effect, (ii) will not violate any law or regulation applicable to it or its charter, by-laws or other organizational documents or any order of any court or governmental authority applicable to it, and (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon it or any of its properties or give rise to a right thereunder to require it to make any payment.

8. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by telecopy, as follows: (i) if to any Guarantor, to it, at c/o Warner Chilcott Corporation, 100 Enterprise Drive, Rockaway, New Jersey 07866, Attention: Izumi Hara, Senior Vice President, General Counsel and Corporate Secretary, Telecopy No. (973) 442-3283 and (ii) if to the Beneficiary, to it at Aventis Pharmaceuticals Inc., 300 Somerset Boulevard, Bridgewater, New Jersey 08807, Attention: General Counsel, Telecopy no. (908) 927-8610. Each party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other party. All notices and other communications given in accordance with the provisions of this Guarantee will be deemed to have been given on the date of receipt.

9. No Waiver. No failure or delay by the Beneficiary in exercising any right, power or privilege under this Guarantee or the Amended Collaboration Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10. Amendments and Waivers. Any provision of this Guarantee may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Beneficiary and each Guarantor

11. Release. If (a) the rights and obligations of the Obligor under the Amended Collaboration Agreement are transferred to a Person (as defined in the Amended Collaboration Agreement) that is not an Affiliate (as defined in the Amended Collaboration Agreement) of a Guarantor or (b) the Obligor shall cease to be an Affiliate (as so defined) of a Guarantor, in each case pursuant to a transaction not prohibited under the Amended Collaboration Agreement, this Guarantee shall terminate as to such Guarantor and such Guarantor shall thereupon cease to have any further obligations hereunder.

12. Successors and Assigns. This Guarantee shall be binding upon each Guarantor and its successors and assigns, for the benefit of the Beneficiary and its successors and assigns, except that no Guarantor may transfer or assign any or all of its rights or obligations hereunder without the prior written consent of the parties hereto; provided that any Guarantor may merge into or consolidate with any Person (as defined in the Amended Collaboration Agreement) or permit any other Person (as so defined) to merge into or consolidate with it so long as the Person (as so defined) surviving such merger or consolidation continues to be obligated as a Guarantor hereunder.

13. Expenses. Each Guarantor hereby agrees to pay all reasonable out-of-pocket costs and expenses of the Beneficiary incurred in connection with the enforcement of this Guarantee and the protection of the Beneficiary’s rights hereunder (including, in each case, the reasonable fees and disbursements of counsel employed by the Beneficiary).

14. Governing Law. The construction, validity and performance of this Guarantee shall be governed in all respects by the laws of the State of Ohio without reference to the choice of law provisions thereof, whether common law or statutory. Any dispute arising under this Guarantee shall be resolved in accordance with the terms set forth in Article XVI of the Amended Collaboration Agreement.

[Remainder of Page Intentionally Left Blank]

GIVEN under the official seal of WARNER CHILCOTT PLC in the presence of:

AUTHORISED SIGNATORY

Witness signature:

Name:

Address:

Occupation:

WARNER CHILCOTT PHARMACEUTICALS INC.

By:
Name:
Title:

Agreed to and accepted by:

SANOFI-AVENTIS U.S. LLC

By:
Name:
Title: